Exhibit 99.1

Grove Announces Fourth Quarter and Full Year 2024 Financial Results

●Delivers Sequential Revenue Growth and Positive Operating Cash Flow in Fourth Quarter 2024
●Highlights Recent Acquisitions of 8Greens, Grab Green
●Completes Voluntary $72 million Repayment of Term Debt in Fourth Quarter
●Announces Full Year 2025 Outlook
SAN FRANCISCO, CA — March 11, 2025 — Grove Collaborative Holdings, Inc. (NYSE: GROV) (“Grove” or “the Company”), the world’s first plastic neutral retailer, a leading sustainable consumer products company, certified B Corporation, and Public Benefit Corporation, today reported financial results for its fiscal fourth quarter and full year ended December 31, 2024.
“Throughout the quarter, we remained focused on driving profitability, strengthening our balance sheet, and accelerating revenue growth, all while supporting our customers’ environmental and human health goals,” said Jeff Yurcisin, Chief Executive Office of Grove Collaborative. “For the first time since the first quarter of 2022, we grew revenue sequentially, while maintaining positive operating cash flow, reinforcing our commitment to capital efficient growth. While sequential revenue growth may not occur every quarter going forward, we see a path to year-over-year net revenue growth in the fourth quarter of 2025, which would be another pivotal moment in our transformation. We’re also excited about our recent acquisitions of Grab Green and 8Greens, which reflects our strategic approach to deploying capital efficiently in acquisition opportunities that we expect will be accretive while also being aligned with our commitment to sustainability, innovation, and human health.
Reflecting on the past year, 2024 was a pivotal period in our turnaround journey, marked by several critical milestones. We delivered positive Adjusted EBITDA for the full fiscal year, a first in the Company’s history, and positive operating cash flow in the last three quarters. Additionally, we paid off our term debt facility, reduced our inventory by $9.4 million, and streamlined operations through refocusing on our direct to consumer heritage when we began exiting brick-and-mortar retail channels. Our strategic approach is yielding promising results and we’re optimistic about our trajectory as we kick off the year”
Fourth Quarter 2024 Financial Results
Revenue was $49.5 million compared to $48.3 million in the third quarter of 2024 and $59.9 million in the fourth quarter of 2023. The sequential increase was primarily driven by higher repeat orders, increased first orders due to incremental advertising spend, and higher retail revenue due to estimated brick-and-mortar markdowns recorded in the third quarter. While the brick-and-mortar markdowns in the third quarter contributed to the sequential growth, revenue would have grown in the fourth quarter without it. The year-over-year decline resulted from fewer repeat orders due to lower advertising spend throughout 2024 compared to prior years.
Gross Margin was 52.4% compared to 53.0% in the third quarter of 2024 and 54.4% in the fourth quarter of 2023. The sequential decline was mainly due to increased promotional activity, partially offset by the sell-through of previously reserved inventory. The year-over-year decline was further impacted by the elimination of certain customer fees and lower product margins from a higher percentage of revenue coming from third party products.
Operating Expenses were $34.3 million, representing a 6.0% increase compared to $32.3 million in the third quarter of 2024 but a 15.4% decrease compared to $40.5 million in the fourth quarter of 2023. The sequential increase was primarily due to $1.6 million of restructuring expenses. The year-over-year decrease was driven by lower fulfillment costs from fewer orders, reduced advertising spend and broader cost saving initiatives implemented over the last several quarters.
Net Loss was $12.6 million, or (25.5%) Net Loss margin, compared to a net loss of $1.3 million, or (2.8%) Net Loss margin, in the third quarter of 2024 and a net loss of $9.5 million, or (15.9%) Net Loss margin in the fourth quarter of 2023. The sequential decline was primarily due to the mostly non-cash loss on extinguishment of debt related to the payoff of the Company’s term loan during the fourth quarter, partially offset by reduction in interest expense. The third quarter included a large gain in the fair values of derivative liabilities further contributing to the sequential decline.
Adjusted EBITDA was negative $1.6 million, or (3.3%) margin, compared to breakeven, or (0.1%) margin, in the third quarter of 2024 and $0.1 million, or 0.2%, margin in the fourth quarter of 2023.
Cash, Cash Equivalents, and Restricted Cash totaled $24.3 million as of December 31, 2024, compared to $55.6 million at the end of the third quarter of 2024. The change was primarily driven by the $30.0 million voluntary prepayment of the Company’s remaining outstanding term loan balance.
Operating Cash Flow was $0.3 million, marking the third consecutive quarter with positive operating cash flow. The negative Adjusted EBITDA in the fourth quarter was offset by a $5.1 million inventory reduction. Total inventory ended the fourth quarter of 2024 at $19.4 million, as the Company continues to optimize for its current scale.
Fourth Quarter 2024 Key Business Highlights:

	Three months ended

(in thousands, except DTC Net Revenue Per Order and percentages)	December 31, 2023	September 30, 2024	December 31, 2024
Financial and Operating Data
Grove Brands % Net Revenue	44.8%	38.5%	40.1%
DTC Total Orders	864	708	717
DTC Active Customers	920	710	688
DTC Net Revenue Per Order	$67	$67	$67
Grove Brands % of Net Revenue was 40.1%, increasing 160 basis points quarter-over-quarter but declining 470 basis points year-over-year. The sequential increase was driven by higher seasonal discounting and promotions on Grove Branded products. The year-over-year decline was largely due to the continued expansion of third party product offerings to provide more choice for customers. The number of third party brands sold increased by 30.4% in the fourth quarter of 2024 compared to the fourth quarter of 2023.
Direct to Consumer (DTC) Total Orders totaled 717,000, up 1.3% quarter-over-quarter but down 17.0% year-over-year. The sequential increase marks the first time since the first quarter of 2022 that total orders increased quarter-over-quarter.
DTC Active Customers – defined as the number of customers that have placed an order in the trailing twelve months ended December 31, 2024 – totaled 688,000, declining 3.1% from the third quarter of 2024 and 25.2% from the fourth quarter of 2023 due to lower advertising spend throughout 2024 compared to prior years.
DTC Net Revenue Per Order was $66.94 in the fourth quarter of 2024, down 0.1% quarter-over-quarter and flat year-over-year. The slight sequential decline was driven by higher discounting, mostly offset by an increase in the average number of units per order. The year-over-year performance was driven by an increase in the average number of units per order offset by the elimination of certain customer fees.
Plastic Intensity1 – measured as pounds of plastic per $100 in net revenue across all online and retail sales – was 1.02 pounds in the fourth quarter of 2024, improving from 1.06 pounds the third quarter of 2024 and 1.07 pounds in the fourth quarter of 2023.

Full Year 2024 Financial Results
Revenue totaled $203.4 million, landing within the Company’s revised full-year guidance. This represents a 21.5% year-over-year decline, primarily due to a decrease in DTC orders, partially offset by an increase in DTC Net Revenue Per Order.
Gross Margin was 53.8%, increasing 80 basis points year-over-year, driven by sell through of previously reserved for inventory, higher vendor allowances, and reduced discounting, particularly on first orders. These improvements were partially offset by the removal of certain customer fees and a higher proportion of revenue from third party products.
Operating Expenses totaled $131.9 million, representing a 23.6% year-over-year decline due to reductions in Advertising, Product Development, and Selling, General and Administrative expenses.
Net Loss was $27.4 million, improving by $15.8 million year-over-year.
Net Loss Margin was (13.5%), improving 320 basis points year-over-year.
Adjusted EBITDA was $1.3 million, improving $10.5 million year-over-year.
Adjusted EBITDA Margin2 was 0.6%, improving 420 basis points year-over-year and landing within the Company’s revised guidance range.
Plastic Intensity1 decreased to 1.05 pounds of plastic per $100 of revenue in 2024 compared to 1.10 pounds in 2023.
Acquisitions Update:
As published in separate press releases, in the first quarter of 2025, the Company announced the completion of two strategic acquisitions: Grab Green, a pioneer in eco-friendly, high-performance cleaning products, and 8Greens, a leading brand in the wellness category known for its nutrient-rich effervescent tablets, gummies, and more.
The acquisition of Grab Green reinforces Grove’s mission to make consumer products a force for environmental and human good while strengthening its position as a leader in home cleaning. A third-party vendor on Grove’s platform since 2019, Grab Green has consistently ranked as a top-performing brand in both sales and market share, driven by its beloved laundry and specialty cleaning products. Its product lineup complements Grove’s existing portfolio of sustainable home essentials.
With the purchase of 8Greens, Grove expands into the high-priority wellness category with a first party offering. This acquisition enhances Grove’s ability to provide customers with high-quality wellness solutions while aligning with its broader emphasis on environmental and human health.

2025 Outlook:
Revenue
●First quarter revenue is expected to be the lowest revenue quarter in 2025 and going forward, including the negative revenue impact of the Shopify transition.
●Revenue is expected to improve through the second and third quarters, leading to year-over-year growth in the low-single-digit percentage range in the fourth quarter.
●2025 revenue is expected to be approximately flat to down mid-single digit percentage year-over-year.
Adjusted EBITDA
●Full-year 2025 Adjusted EBITDA is expected to be breakeven to positive low-single digit millions.
The Revenue and Adjusted EBITDA outlook includes contributions from the Grab Green and 8Greens acquisitions.
The full year 2025 revenue outlook reflects a comparison against 2024, during which the annual run rate exiting the fourth quarter was lower than the first quarter. Additionally, the Company made the strategic decision to exit Grove Co. products from brick-and-mortar retail in 2024, which is expected to be fully wound down in the first half of 2025.
The Company is committed to delivering positive Adjusted EBITDA again in 2025, ensuring growth is both sustainable and profitable.
Webcast and Conference Call Information:
The Company will host an investor conference call and webcast to review these financial results at 5:00pm ET / 2:00pm PT on the same day. The webcast can be accessed at https://investors.grove.co/. The conference call can be accessed by calling 877-413-7205. International callers may dial +1 201-689-8537. A replay of the call will be available until April 11, 2025 and can be accessed by dialing 877-660-6853 or 201-612-7415, access code: 13751976. The webcast will remain available on the Company’s investor relations website for 6 months following the webcast.
About Grove Collaborative Holdings, Inc.
Grove Collaborative Holdings, Inc. (NYSE: GROV) is the one-stop online destination for everyday essentials that create a healthier home and planet. Explore thousands of thoughtfully vetted products for every room and everyone in your home, including household cleaning, personal care, health and wellness, laundry, clean beauty, kitchen, pantry, kids, baby, pet care, and beyond. Everything Grove sells meets a higher standard — from health to sustainability and performance — so you get a great value without compromising your values. As a B Corp and Public Benefit Corporation, Grove goes beyond selling products: every order is carbon neutral, supports plastic waste cleanup initiatives, and lets you see and track the positive impact of your choices. Shopping with purpose starts at Grove.com.
Forward-Looking Statements
This press release contains "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding, accretiveness of acquisitions, Grove’s trajectory for 2025, first quarter 2025 revenue being the lowest revenue quarter, improvement of revenue through the second and third quarters of 2025, year-over-year growth in the low single digit percentage range in the fourth quarter of 2025, full year 2025 revenue being flat to down in the mid–single digit percentage range year-over-year, and 2025 Adjusted EBITDA being in the breakeven to low-single digit millions range. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. The forward-looking statements contained in this press release are based on Grove’s current expectations and beliefs in light of the Company’s experience and perception of historical trends, current conditions and expected future developments and their potential effects on the Company as well as other factors believed to be appropriate under the circumstances. There can be no assurance that future developments affecting the Company will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the Company’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including potential disruptions relating to the implementation of Shopify, changes in business, market, financial, political and legal conditions; legal and regulatory matters and developments; risks relating to the uncertainty of the projected financial information; Grove’s ability to successfully expand their business; competition; risks relating to tariffs, inflation and interest rates; effectiveness of the Company’s ecommerce platform and selling and marketing efforts; demand for Grove products and other brands that it sells and those factors discussed in documents filed, or to be filed, with the U.S. Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. All forward-looking statements in this press release are made as of the date hereof, based on information available to Grove as of the date hereof, and Grove assumes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
Non-GAAP Financial Measures
Some of the financial information and data contained in this press release, such as Adjusted EBITDA and Adjusted EBITDA margin, have not been prepared in accordance with United States generally accepted accounting principles (“GAAP”). These non-GAAP financial measures, and other measures that are calculated using such non-GAAP measures, are an addition to, and not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to revenue, operating income, profit before tax, net income or any other performance measures derived in accordance with GAAP. Investors should not consider the non-GAAP financial measures in isolation from, or as a substitute for, GAAP measures. A reconciliation of historical Adjusted EBITDA to Net Income is provided in the tables at the end of this press release. Reconciliations of projected Adjusted EBITDA and projected Adjusted EBITDA Margin to the closest corresponding GAAP measures are not available without unreasonable effort on a forward-looking basis due to the high variability, complexity, and low visibility with respect to the charges excluded from these non-GAAP measures, such as the impact of depreciation and amortization of fixed assets, amortization of internal use software, the effects of net interest expense (income), other expense (income), and non-cash stock based compensation expense. Grove believes these non-GAAP measures of financial results, including on a forward-looking basis, provide useful information to management and investors regarding certain financial and business trends relating to Grove’s financial condition and results of operations. Grove’s management uses these non-GAAP measures for trend analyses and for budgeting and planning purposes. Grove believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating projected operating results and trends in and in comparing Grove’s financial measures with other similar companies, many of which present similar non-GAAP financial measures to investors. Management of Grove does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. There are a number of limitations related to the use of these non-GAAP measures. Other companies may calculate non-GAAP measures differently, or may use other measures to calculate their financial performance, and therefore Grove’s non-GAAP measures may not be directly comparable to similarly titled measures of other companies.
Grove calculates Adjusted EBITDA as net loss, adjusted to exclude: stock-based compensation expense; depreciation and amortization; changes in fair values of derivative liabilities; transaction costs allocated to derivative liabilities upon closing of the transaction where we became a publicly traded company; interest income; interest expense; restructuring costs; loss on extinguishment of debt; provision for income taxes and certain litigation and legal settlement expenses that we do not consider representative of our underlying operations. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by net revenue. Because Adjusted EBITDA excludes these elements that are otherwise included in the Company’s GAAP financial results, this measure has limitations when compared to net loss determined in accordance with GAAP. Further, Adjusted EBITDA is not necessarily comparable to similarly titled measures used by other companies. For these reasons, investors should not consider Adjusted EBITDA in isolation from, or as a substitute for, net loss determined in accordance with GAAP.
Investor Relations Contact
ir@grove.co
Media Relations Contact
Ryan.Zimmerman@grove.co

1 Grove defines plastic intensity as pounds of plastic used per $100 in revenue as a way to hold itself accountable for the pace at which it decouples revenue from the use of plastic. To calculate plastic intensity, Grove defines "plastic" as any of the following materials within both products and packaging: plastic resin codes #1-7 (from the ASTM International Resin Identification Coding System), inclusive of polyvinyl alcohol (PVA, PVOH, PVAl), silicone, bioplastics, and any plastic liners, coatings, and resins.
2 Adjusted EBITDA margin is a non-GAAP financial measure. See “Non-GAAP Financial Measures” for a reconciliation of adjusted EBITDA, a non-GAAP financial measure, to net loss in the table at the end of this press release.

Grove Collaborative Holdings, Inc.
Consolidated Balance Sheets

(In thousands)

	December 31, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$19,627	$86,411
Restricted cash	3,675	5,650
Inventory	19,351	28,776
Prepaid expenses and other current assets	2,288	3,359
Total current assets	44,941	124,196
Restricted cash	1,002	2,802
Property and equipment, net	3,677	11,625
Operating lease right-of-use assets	12,532	9,612
Other long-term assets	2,858	2,507
Total assets	$65,010	$150,742
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$6,800	$8,074
Accrued expenses	11,546	16,020
Deferred revenue	6,340	7,154
Operating lease liabilities, current	1,636	3,489
Other current liabilities	742	306
Total current liabilities	27,064	35,043
Debt, noncurrent	7,500	71,662
Operating lease liabilities, noncurrent	12,949	14,404
Derivative liabilities	1,274	11,511
Total liabilities	48,787	132,620

Redeemable convertible preferred stock	24,772	10,000

Stockholders’ equity (deficit):
Common stock	4	4
Additional paid-in capital	639,960	629,208
Accumulated deficit	(648,513)	(621,090)
Total stockholders’ equity (deficit)	(8,549)	8,122
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$65,010	$150,742

Grove Collaborative Holdings, Inc.
Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Year ended December 31,
	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue, net	$49,501	$59,857	$203,425	$259,278
Cost of goods sold	23,558	27,295	94,077	121,919
Gross profit	25,943	32,562	109,348	137,359

Operating expenses:
Advertising	2,953	3,900	10,265	21,292
Product development	4,592	4,555	18,456	16,401
Selling, general and administrative	26,730	32,050	103,174	134,929
Operating loss	(8,332)	(7,943)	(22,547)	(35,263)

Non-operating expenses:
Interest expense	1,589	4,159	12,777	16,077
Loss on extinguishment of debt	5,004	—	5,004	—
Changes in fair value of derivative liabilities	(1,869)	(1,514)	(9,888)	(216)
Other income, net	(430)	(1,113)	(3,057)	(7,930)
Total non-operating expenses, net	4,294	1,532	4,836	7,931
Loss before provision for income taxes	(12,626)	(9,475)	(27,383)	(43,194)
Provision for income taxes	9	10	40	38
Net loss	$(12,635)	$(9,485)	$(27,423)	$(43,232)
Less: Accretion on Series A Preferred Stock	—	19	—	(957)
Less: Accumulated dividends on redeemable convertible preferred stock	(375)	(150)	(849)	(233)
Net loss attributable to common stockholders, basic and diluted	$(13,010)	$(9,616)	$(28,272)	$(44,422)
Net loss per share attributable to common stockholders, basic and diluted	$(0.34)	$(0.27)	$(0.76)	$(1.28)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	37,751,421	35,893,031	37,040,375	34,797,582

Grove Collaborative Holdings, Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2024	2023
	(Unaudited)
Cash Flows from Operating Activities
Net loss	$(27,423)	$(43,232)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on partial termination of lease	(3,139)	—
Stock-based compensation	11,995	15,513
Depreciation and amortization	9,821	5,824
Changes in fair value of derivative liabilities	(9,888)	(216)
Reduction of transaction costs allocated to derivative liabilities upon Business Combination	—	(3,745)
Non-cash interest expense	3,380	3,833
Asset impairment charges	1,260	2,495
Inventory reserve	(3,061)	372
Loss on extinguishment of debt	5,004	—
Other non-cash expenses (income)	(140)	135
Changes in operating assets and liabilities:
Inventory	12,486	14,984
Prepaids and other assets	569	1,672
Accounts payable	(1,274)	(2,574)
Accrued expenses	(4,612)	2,216
Deferred revenue	(814)	(3,724)
Operating lease right-of-use assets and liabilities	(4,349)	(1,603)
Other liabilities	436	57
Net cash used in operating activities	(9,749)	(7,993)

Cash Flows from Investing Activities
Proceeds from sale of property and equipment	136	—
Purchase of property and equipment	(1,757)	(2,985)
Net cash used in investing activities	(1,621)	(2,985)

Cash Flows from Financing Activities
Proceeds from the issuance of debt	—	7,500
Payment of debt issuance costs	(301)	(925)
Repayment of debt and Structural Derivative Liability	(72,348)	(575)
Payment of costs to extinguish debt	(24)	—
Proceeds from issuance of redeemable convertible preferred stock, convertible common stock, and common stock warrants	15,000	10,000
Payment of transaction costs related to Business Combination, redeemable convertible preferred stock and settlement of HGI Additional Shares liability	(513)	(4,555)
Payments related to stock-based award activities, net	(1,366)	(2,071)
Proceeds from issuance under employee stock purchase plan	363	482
Net cash provided by (used in) financing activities	(59,189)	9,856

Net increase (decrease) in cash, cash equivalents and restricted cash	(70,559)	(1,122)
Cash, cash equivalents and restricted cash at beginning of period	94,863	95,985
Cash, cash equivalents and restricted cash at end of period	$24,304	$94,863

Grove Collaborative Holdings, Inc.
Non-GAAP Financial Measures
(Unaudited)
(In thousands, except percentages)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Reconciliation of Net Loss to Adjusted EBITDA
Net loss	$(12,635)	$(9,485)	$(27,423)	$(43,232)
Stock-based compensation	2,727	3,572	11,995	15,513
Depreciation and amortization	2,420	1,465	9,821	5,824
Changes in fair value of derivative liabilities	(1,869)	(1,514)	(9,888)	(216)
Reduction of transaction costs allocated to derivative liabilities upon Business Combination	—	—	—	(3,745)
Interest income	(429)	(1,148)	(3,057)	(3,773)
Interest expense	1,589	4,159	12,777	16,077
Restructuring expenses	1,566	3,258	2,032	3,811
Loss on extinguishment of debt	5,004	—	5,004	—
Provision for income taxes	9	10	40	38
Litigation and legal settlement expenses	—	(180)	—	520
Total Adjusted EBITDA	$(1,618)	$137	$1,301	$(9,183)
Net loss margin	(25.5)%	(15.8)%	(13.5)%	(16.7)%
Adjusted EBITDA margin	(3.3)%	0.2%	0.6%	(3.5)%

Source: Grove Collaborative Holdings, Inc.